Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities of UBS AG	4,000,000	$100,000,000	$11,620.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT dated May 5, 2015 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$100,000,000 ETRACS Monthly Pay 2xLeveraged MSCI US REIT Index ETN due May 5, 2045

The ETRACS Monthly Pay 2xLeveraged MSCI US REIT Index ETN due May 5, 2045 (the “Securities”) are a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the performance of the price return version of the MSCI US REIT Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (“UBS”). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees. Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. But if the Index Constituent Securities do not make any cash distributions, you will not receive a monthly coupon payment. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable. You may not receive any monthly coupon payment during the term of the Securities or any payments at maturity, early redemption, acceleration or upon exercise by UBS of its Call Right.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	May 5, 2015

Initial Settlement Date:	May 8, 2015

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	May 5, 2045, subject to adjustment

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on June 22, 2015 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	June 1, 2015

Underlying Index:	The return on the Securities is linked to the performance of the price return version of the MSCI US REIT Index (the “Index”). The Index is a free float-adjusted market capitalization weighted index that is comprised of equity real estate investment trust securities. See “The MSCI US REIT Index” beginning on page PS-12 for a description of the Index.

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.80% per annum

First Redemption Date:	May 14, 2015

Final Redemption Date:	April 28, 2045

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated May 5, 2015

First Call Date:	The first date that UBS may exercise its Call Right is May 9, 2016.

Monthly Initial Closing

Level for the Initial

Calendar Month:	1,077.43, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on June 1, 2015 and ending on May 1, 2045, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on May 29, 2015 and ending on April 28, 2045, subject to adjustment.

Index Sponsor and

Index Calculation Agent:	MSCI Inc. (“MSCI”)

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “LRET”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Calculation Date:	May 2, 2045, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	RMZ <Index> (Bloomberg); .RMZ (Reuters)

Intraday Indicative Value

Symbol of the Securities:	LRETIV <Index> (Bloomberg); ^LRET-IV (Yahoo! Finance)

CUSIP No.:	90274R100

ISIN No.:	US90274R1005

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-28 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC or that are incorporated by reference into the registration statement for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413471/d818761d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the following information about these risks as well as the risks described under “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

You have no rights or interests in any of the companies underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a company that is an Index Constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as owning shares in such companies for U.S. federal income tax purposes. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index Constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index Constituents.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The MSCI US REIT Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Calculation Agent”, “—Market Disruption Event” and “— Discontinuance of or Adjustments to the Relevant Index; Alteration of Method of Calculation” on pages S-42, S-43 and S-44, respectively, in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates has conducted any

Risk Factors

independent review or due diligence of any publically available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “The MSCI US REIT Index — Calculation of the Index in the Event of a Market Disruption Event.”

An Index Constituent Security may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an Index Constituent Security included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an Index Constituent Security. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of an Index Constituent Security, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index Constituent Security may also be removed from the Index, as described under “The MSCI US REIT Index .”

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. If you purchase the Securities at a time when the market price is at a premium to the intraday indicative value, you could suffer a loss on your investment in the Securities even if the indicative value of the Securities does not decline. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

Risks associated with Real Estate Investment Trusts will affect the value of the Securities.

The Index is composed of securities of Real Estate Investment Trusts (individually, a “REIT,” collectively, “REITs”). REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some, but not all, of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Index:

➢	a decline in the value of real estate properties;

Risk Factors

➢	extended vacancies of properties;

➢	increases in property and operating taxes;

➢	increased competition or overbuilding;

➢	a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems;

➢	limitation on rents, including decreases in market rates for rents;

➢	changes in zoning laws and governmental regulations;

➢	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

➢	investments in developments that are not completed or that are subject to delays in completion;

➢	risks associated with borrowing, changes in interest rates and casualty and condemnation losses; and

➢	uninsured damages from floods, earthquakes or other natural disasters.

The difficulties described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the Index Constituent Securities to decline during the term of the securities. In addition, certain real estate securities may have a relatively small market capitalization, which may tend to increase the volatility of the market price of these securities. Real estate securities are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in operating and financing a limited number of projects. Real estate securities are also subject to heavy cash flow dependency and defaults by borrowers.

The Index is concentrated in the U.S. real estate industry.

Because the Index Constituent Securities are concentrated in the U.S. real estate sector, the Index, and, consequently, the Securities, will be more affected by the performance of the U.S. real estate sector than an Index that was more diversified. Adverse economic, business, political or social developments affecting real estate in the U.S. could have a major effect on the Index Closing Level, the Index Valuation Level (as defined in the accompanying product supplement) and the return on the Securities. For discussion of risks associated with investment in REITS, see “— Risks associated with Real Estate Investment Trusts will affect the value of the Securities.”

The Index Sponsor has discretion and is not obligated to consider the interests of holders of the Securities.

The Index methodology allows the Index Sponsor to modify the Index rules and methodology from time to time as it deems appropriate in its sole discretion. As a result, the Index methodology, and therefore the Index Constituent Securities, may change in unpredictable ways in the Index Sponsor’s sole discretion. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities. Because the Index Sponsor has no obligation to take into consideration the interests of holders of the Securities, there can be no assurance that the Index Sponsor’s actions will not cause the Securities to decrease in value.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in

Risk Factors

relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this pricing supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the notes or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-24. You should consult your tax advisor about your own tax situation.

Pursuant to the terms of the Securities, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that are included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat such amounts in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that give rise to long-term capital gain which, in the case of non-corporate taxpayers, is currently subject to tax at rates more favorable than the rates applicable to ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of the Securities. Under that treatment (subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with

Risk Factors

respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a derivative contract of the type represented by the Securities should be treated as a forward contract for this purpose. In addition, a pass-thru entity includes any United States REIT, and therefore each of the current Index Constituents is treated as a pass-thru entity for this purpose. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index that is comprised in whole or in part of pass-thru entities, like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities will be recharacterized as ordinary income (and you will be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page PS-24 and are urged to consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 Code, should be applied to such instruments.

Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities in excess of the Coupon Amounts. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-24 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how a hypothetical series of the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next 6 months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 100;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (as defined in the accompanying product supplement) is 1.10%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the relevant Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1: The Index Closing Level increases at a constant rate of 3.00% per month for twelve months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.10%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.0300	1.060	0.0229	$26.50	$0.0185	$0.0414	$26.46	$26.43
2	106.09	0.0300	1.060	0.0243	$28.05	$0.0196	$0.0438	$28.00	$27.97
3	109.27	0.0300	1.060	0.0257	$29.68	$0.0207	$0.0464	$29.64	$29.60
4	112.55	0.0300	1.060	0.0272	$31.41	$0.0219	$0.0491	$31.37	$31.33
5	115.93	0.0300	1.060	0.0288	$33.25	$0.0232	$0.0520	$33.19	$33.15
6	119.41	0.0300	1.060	0.0304	$35.19	$0.0246	$0.0550	$35.13	$35.09
7	122.99	0.0300	1.060	0.0322	$37.24	$0.0260	$0.0582	$37.18	$37.13
8	126.68	0.0300	1.060	0.0341	$39.41	$0.0275	$0.0616	$39.35	$39.30
9	130.48	0.0300	1.060	0.0361	$41.71	$0.0291	$0.0652	$41.65	$41.59
10	134.39	0.0300	1.060	0.0382	$44.15	$0.0308	$0.0690	$44.08	$44.02
11	138.42	0.0300	1.060	0.0404	$46.72	$0.0326	$0.0730	$46.65	$46.59
12	142.58	0.0300	1.060	0.0428	$49.45	$0.0345	$0.0773	$49.37	$49.31
Cumulative Index Return:					42.58%
Return on Securities (assumes no early redemption):					97.48%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2: The Index Closing Level decreases at a constant rate of 3.00% per month for twelve months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	-3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	-3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.10%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.0300	0.940	0.0229	$23.50	$0.0164	$0.0393	$23.46	$23.43
2	94.09	-0.0300	0.940	0.0215	$22.05	$0.0154	$0.0369	$22.02	$21.99
3	91.27	-0.0300	0.940	0.0202	$20.70	$0.0145	$0.0346	$20.66	$20.63
4	88.53	-0.0300	0.940	0.0189	$19.42	$0.0136	$0.0325	$19.39	$19.36
5	85.87	-0.0300	0.940	0.0178	$18.23	$0.0127	$0.0305	$18.19	$18.17
6	83.30	-0.0300	0.940	0.0167	$17.10	$0.0119	$0.0286	$17.07	$17.05
7	80.80	-0.0300	0.940	0.0157	$16.05	$0.0112	$0.0269	$16.02	$16.00
8	78.37	-0.0300	0.940	0.0147	$15.06	$0.0105	$0.0252	$15.04	$15.02
9	76.02	-0.0300	0.940	0.0138	$14.13	$0.0099	$0.0237	$14.11	$14.09
10	73.74	-0.0300	0.940	0.0129	$13.26	$0.0093	$0.0222	$13.24	$13.23
11	71.53	-0.0300	0.940	0.0121	$12.45	$0.0087	$0.0208	$12.43	$12.41
12	69.38	-0.0300	0.940	0.0114	$11.68	$0.0082	$0.0196	$11.66	$11.65
Cumulative Index Return:					-30.62%
Return on Securities (assumes no early redemption):					-53.36%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3: The Index Closing Level increases by 3.00% per month for the first six months and then decreases by 3.00% per month for the next six months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	-3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.10%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.0300	1.060	0.0229	$26.50	$0.0185	$0.0414	$26.46	$26.43
2	106.09	0.0300	1.060	0.0243	$28.05	$0.0196	$0.0438	$28.00	$27.97
3	109.27	0.0300	1.060	0.0257	$29.68	$0.0207	$0.0464	$29.64	$29.60
4	112.55	0.0300	1.060	0.0272	$31.41	$0.0219	$0.0491	$31.37	$31.33
5	115.93	0.0300	1.060	0.0288	$33.25	$0.0232	$0.0520	$33.19	$33.15
6	119.41	0.0300	1.060	0.0304	$35.19	$0.0246	$0.0550	$35.13	$35.09
7	115.82	-0.0300	0.940	0.0322	$33.02	$0.0231	$0.0553	$32.97	$32.93
8	112.35	-0.0300	0.940	0.0302	$30.99	$0.0217	$0.0519	$30.94	$30.90
9	108.98	-0.0300	0.940	0.0284	$29.08	$0.0203	$0.0487	$29.03	$29.00
10	105.71	-0.0300	0.940	0.0266	$27.29	$0.0191	$0.0457	$27.25	$27.21
11	102.54	-0.0300	0.940	0.0250	$25.61	$0.0179	$0.0429	$25.57	$25.54
12	99.46	-0.0300	0.940	0.0234	$24.03	$0.0168	$0.0402	$23.99	$23.96
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-4.02%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4: The Index Closing Level decreases by 3.00% per month for the first six months, and then increases by 3.00% per month for the next six months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	-3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.10%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.0300	0.940	0.0229	$23.50	$0.0164	$0.0393	$23.46	$23.43
2	94.09	-0.0300	0.940	0.0215	$22.05	$0.0154	$0.0369	$22.02	$21.99
3	91.27	-0.0300	0.940	0.0202	$20.70	$0.0145	$0.0346	$20.66	$20.63
4	88.53	-0.0300	0.940	0.0189	$19.42	$0.0136	$0.0325	$19.39	$19.36
5	85.87	-0.0300	0.940	0.0178	$18.23	$0.0127	$0.0305	$18.19	$18.17
6	83.30	-0.0300	0.940	0.0167	$17.10	$0.0119	$0.0286	$17.07	$17.05
7	85.80	0.0300	1.060	0.0157	$18.10	$0.0126	$0.0283	$18.07	$18.05
8	88.37	0.0300	1.060	0.0166	$19.15	$0.0134	$0.0299	$19.12	$19.10
9	91.02	0.0300	1.060	0.0175	$20.27	$0.0142	$0.0317	$20.24	$20.22
10	93.75	0.0300	1.060	0.0186	$21.45	$0.0150	$0.0335	$21.42	$21.39
11	96.56	0.0300	1.060	0.0196	$22.71	$0.0159	$0.0355	$22.67	$22.64
12	99.46	0.0300	1.060	0.0208	$24.03	$0.0168	$0.0376	$23.99	$23.96
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-4.02%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity or call, or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount). However, you may not be entitled to receive any of the foregoing amounts.

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the relevant Index, and if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the relevant Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The MSCI US REIT Index

We have derived all information contained in this pricing supplement regarding the MSCI US REIT Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in the Index Constituent Securities, from publicly available sources published by the Index Sponsor, which are summarized but not incorporated by reference herein, which sources govern the management and calculation of the Index. We have also derived certain information about the Index from other public sources without independent verification. Such information reflects the policies of, and is subject to change by, the Index Sponsor. We have not conducted any independent review or due diligence of such information. The composition of the Index is determined, maintained and published by, and the level of the Index is published by, the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.

Introduction

The Index is a free float-adjusted market capitalization weighted index that is comprised of equity REIT securities. The Index includes securities with exposure to core real estate (e.g., residential and retail properties) as well as securities with exposure to other types of real estate (e.g., casinos and theaters). The Index is based on the MSCI USA Investable Market Index (the “Parent Index”) as described below, which is comprised of all of the securities included in the MSCI USA Large Cap, MSCI USA Mid Cap and MSCI USA Small Cap Indexes. The Parent Index is governed by the MSCI Global Investable Market Indexes methodology that is available on the Index Sponsor’s web site at http://www.msci.com/index-methodology.

As of March 31, 2015, the Index was comprised of 140 Index Constituent Securities listed on various US securities exchanges. The Index is published in US Dollars.

Defining REITs and the Index Eligible REITs

REIT Criteria

The Index is composed of equity REIT securities that are included in the Parent Index and that meet certain additional criteria, as described below. A REIT is a company that generally owns and operates income producing real estate assets. Some REITs provide loans to the owners and operators of real estate. To qualify as a REIT under the Internal Revenue Code, a REIT is required to distribute at least 90% of its taxable income to shareholders annually and receive at least 75% of that income from rents, mortgages and sales of property.

MSCI classifies REIT securities into one of the nine REIT Sub-Industries within the Global Industry Classification Standard (“GICS®”) structure. The REIT Sub-Industries are part of the Real Estate Industry, Real Estate Industry Group and the Financials Sector. The nine REIT Sub-Industries aim to represent REITs with distinct property type profiles.

The MSCI US REIT Index

REITs eligible for inclusion in the Index are REITs that are included in the Parent Index and that exhibit (i) an equity REIT structure (i.e., mortgage REITs are not eligible) and (ii) real estate exposure (i.e., not all Specialized REITs are eligible, as described below).

REIT Sub-Industry Eligibility

REIT Sub-Industry	Eligible for the Index
Diversified REITs	Yes
Health Care REITs	Yes
Hotel & Resort REITs	Yes
Industrial REITs	Yes
Mortgage REITs	No
Office REITs	Yes
Residential REITs	Yes
Retail REITs	Yes
Specialized REITs	Selected Specialized REITs only

REITs classified in the Specialized REITs Sub-Industry are eligible for inclusion in the Index only if they own and/or operate the following types of properties:

➢	Storage and self-storage facilities;

➢	Correctional facilities;

➢	Entertainment facilities (e.g., theaters); or

➢	Casinos and gaming facilities.

REITs included in the Parent Index that meet the above criteria will be included in the Index.

Construction of the Parent Index and of the Index

The Parent Index is constructed according to the steps below. (Please note that the information in this section is intended to be a summary of the significant features of the Parent Index and is not a complete description. For a detailed explanation of the methodology underlying the Parent Index and other information about how the Parent Index is maintained, see the “MSCI Global Investable Market Indexes Methodology”, which is available at http://www.msci.com/index-methodology.)

Step 1	Defining the “Equity Universe”.

1.	All U.S. listed equity securities are eligible for inclusion in the Equity Universe. Limited partnerships, limited liability companies and business trustees, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion. Preferred shares are also eligible for inclusion if they exhibit characteristics of equity securities as opposed to fixed income securities (e.g., entitlement to a fixed dividend). Non-U.S. listed securities are not eligible for inclusion. Companies incorporated outside of the U.S. which have their securities’ primary listing in the U.S. may be included in the Equity Universe, provided that they file a Form 10-K/10-Q and that in four of the following five variables they do not point to another single country: operations, revenues, headquarters, management and shareholder base.

The MSCI US REIT Index

Step 2	The “Market Investable Equity Universe” is derived by applying investability screens to individual companies and securities in the Equity Universe.

1.	Equity Universe Minimum Size Requirement

(a)	In order to be included in the Market Investable Equity Universe, a company must have the required minimum full market capitalization. The companies in the Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the Equity Universe is calculated at each company (i.e., for each company the coverage of such company and all companies with a higher full market capitalization is calculated as a percentage of the overall Equity Universe free float-adjusted market capitalization).

(b)

When cumulative free-float adjusted market capitalization coverage of 99% of the Equity Universe is achieved, the full market capitalization of the company at that point is used as the Equity Universe Minimum Size Requirement. For example, if the Equity Universe reaches cumulative free-float adjusted market capitalization coverage of 99% at the 8,008th company in the list, then that company’s full market capitalization is used as the Equity Universe Minimum Size Requirement.

2.	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement

(a)	To be eligible for inclusion in the Market Investable Equity Universe, a specific security (as opposed to the company issuing such security) must have a free float-adjusted market capitalization equal to or greater than 50% of the Equity Universe Minimum Size Requirement (described above).

3.	Minimum Liquidity Requirement

(a)	In order to be included in the Market Investable Equity Universe, a security must have adequate liquidity measured by 12-month and 3-month annual traded value ratio (“ATVR”) and 3-month frequency of trading (“Frequency of Trading”), each calculated as described below. The ATVR mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. The aim of the 12-month and 3-month ATVR together with 3-month frequency of trading is to select securities with a sound long and short-term liquidity.

(b)	A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month Frequency of Trading over the last four consecutive quarters, as well as 20% of 12-month ATVR, are required for inclusion of a security in the Market Investable Equity Universe.

(c)	ATVR is calculated in a 3-step process.

(1) Monthly median traded values are computed using the median daily traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The median daily traded value is the median of the daily traded values in a given month.

(2) The monthly median traded value of a security is divided by its free float-adjusted security market capitalization at the end of the month, giving the monthly median traded value ratio.

(3) The 12-month ATVR is obtained by taking the average of the monthly median traded value ratios of the previous 12 months — or the number of months for which this data is available (previous 6 months, 3 months or 1 month) — and annualizing it by multiplying

The MSCI US REIT Index

it by 12. The 3-month ATVR is obtained by taking the average of the monthly median traded value ratios of the previous 3 months (or 1 month if 3 months of data are not available) and annualizing it by multiplying it by 12.

(d)	3-month Frequency of Trading is calculated by dividing the number of days a security traded during a 3-month period by the number of trading days within this period.

4.	Global Minimum Foreign Inclusion Factor Requirement

(a)	In order to be included in the Market Investable Equity Universe, a security’s foreign inclusion factor (“FIF”) must reach a certain threshold. A security’s FIF is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. In general, unless a company is so large that the exclusion of its securities would compromise the full and fair representation of the characteristics of its underlying market, a security must have an FIF equal to or greater than 0.15 to be eligible for inclusion in the Market Investable Equity Universe.

5.	Minimum Length of Trading Requirement

(a)	For an IPO to be eligible for inclusion in the Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a Semi-Annual Index Review.

(b)	IPOs and primary/secondary offerings of non-constituents with a full market capitalization of at least 1.8 times the Interim Market Size-Segment Cutoff (as defined below) and free float-adjusted market capitalization of at least 1.8 times one-half of the Interim Market Size-Segment Cutoff as of the close of the first or second trading day are not subject to the Minimum Length of Trading Requirement and may be included in the Market Investable Equity Universe outside of a Quarterly or Semi-Annual Index Review.

6.	Minimum Foreign Room Requirement

(a)	For a security that is subject to a Foreign Ownership Limit to be eligible for inclusion in the Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Step 3	Determining the Market Capitalization Size-Segment

1.	Once the Market Investable Equity Universe is defined, it is segmented into size-based indexes, including the Investable Market Index, which is used for the Parent Index. These size-segments balance the objective of achieving global size integrity with the objective of achieving consistent market coverage. It is not possible to achieve both objectives consistently and simultaneously, and therefore the methodology sets a minimum size cutoff using a size range derived from free float-adjusted target market capitalization and a target free float-adjusted coverage range.

2.	Determining the Global Minimum Size Range

(a)

The Global Minimum Size Range is derived in a similar manner to the Equity Universe Minimum Size Requirement above. The companies in the Market Investable Equity Universe are sorted in descending order of full market capitalization and the cumulative free float-adjusted market capitalization coverage is calculated at each company. For the Parent Index, the Global Minimum Size Reference is the full market capitalization of the company that provides 99% cumulative free float-adjusted market capitalization coverage. The Global Minimum Size Reference is multiplied by 0.5 and 1.15 in order to

The MSCI US REIT Index

derive the Global Minimum Size Range. For example, if the Global Minimum Size Reference is $100 million, the Global Minimum Size Range will be $50 million to $115 million.

3.	Determining the Segment Number of Companies and Associated Market Size-Segment Cutoff

(a)	At initial construction, the Market Size-Segment Cutoff for the Parent Index is chosen by including all companies equal to or larger than the Global Minimum Size Reference. The Market Size-Segment Cutoff is therefore the full market capitalization of the last company included in the list, and the Segment Number of Companies is the total number of companies included.

4.	Additional Size-Segment Investability Requirements

(a)	If the Market Size-Segment Cutoff for the Parent Index is within the Global Minimum Size Range, a security can be included in the Parent Index only if its free float-adjusted market capitalization is at least 50% of the Market Size-Segment Cutoff.

(b)	If the Market Size-Segment Cutoff is greater than the Global Minimum Size Range’s upper boundary, then a security’s free float-adjusted market capitalization must be at least 50% of the upper boundary of the Global Minimum Size Range in order to be included in the Parent Index.

(c)	If the Market Size-Segment Cutoff is less than the Global Minimum Size Range’s lower boundary, then a security’s free float-adjusted market capitalization must be at least 50% of the lower boundary of the Global Minimum Size Range in order to be included in the Parent Index.

Step 4

The companies in the Market Investable Equity Universe are assigned to the industry that best describes their business activities based on the GICS®, which consists of 10 sectors, 24 industry groups, 67 industries and 156 sub-industries. Each company is assigned to one and only one sub-industry according to its principal business activity.

1.	A security is classified in a sub-industry according to the business activities that generate 60% or more of the company’s revenues.

2.	A company that is engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both revenues and earnings.

3.	If the above guidelines do not result in a sub-industry classification, or are considered inappropriate, further analysis is conducted to determine an appropriate classification.

Securities that are part of the Market Investable Equity Universe after the above steps have been followed are included in the Parent Index. REITs included in the Parent Index that meet the criteria described above under “— REIT Criteria” are included in the Index. As of March 31, 2015, the number of Index Constituent Securities was 140.

The MSCI US REIT Index

Calculation of the Index

The Index Sponsor defines the level of the Index as the “Price Index Level”. The Price Index Level is calculated according to the following formula:

Where:

➢	is the Price Index level in USD at time t-1

➢	is the Adjusted Market Capitalization of the Index in USD at time t

➢	is the Initial Market Capitalization of the Index in USD at time t

The Adjusted Market Capitalization and Initial Market Capitalization of the Index are calculated as follows:

Where:

➢	is the number of shares of security s at the end of day t-1

➢	is the price per share of the security s at time t

➢	is the price per share of security s at time t-1

➢	is the FIF of the security s at time t.

➢

 is the Price Adjustment Factor of the security s at time t. The Index Sponsor uses a Price Adjustment Factor when calculating an Index Constituent’s performance on days on which certain corporate events, such as share splits, rights offerings or spin-offs, take place. The Price Adjustment Factor ensures historical price comparability.

Index Maintenance

Daily Maintenance

Interim Size-Segment Cutoff

For the purpose of determining eligibility for early inclusion of securities, such as significant IPOs and/or assigning a company and its securities post a corporate event, e.g., mergers and spin-offs, an Interim Size-Segment Cutoff is used. To derive this number the following steps are followed:

➢	The Global Minimum Size Reference and Global Minimum Size Range is updated daily.

➢

On a daily basis, the Market Size-Segment Cutoff is set to be the full market capitalization of the company of the rank equal to the Segment Number of Companies in the Market Investable Equity Universe.

The MSCI US REIT Index

➢	The Interim Market Size-Segment Cutoff is set to:

➢	The lower bound of the Global Minimum Size Range, if the Market Size-Segment Cutoff is below the lower bound.

➢	The upper bound of the Global Minimum Size Range, if the Market Size-Segment Cutoff is above the upper bound.

➢	The Market Size-Segment Cutoff, if it is within the Global Minimum Size Range.

The daily values for the Market Size-Segment Cutoffs, the Segment Number of Companies and the Global Minimum Size Range are based on data from the previous trading day.

Updating the Segment Number of Companies

If an Index Constituent Security is added or deleted from the Parent Index as a result of a corporate event, the Segment Number of Companies is correspondingly increased or decreased.

The information in this section is intended to be a summary of the daily maintenance that is conducted with respect to the Index and the Parent Index and is not a complete description. For a detailed explanation of methodology underlying the Index and the Parent Index and other information about how the Index and the Parent Index are maintained, see the “MSCI Global Investable Market Indexes Methodology”, which is available at http://www.msci.com/index-methodology.

Semi-Annual Index Reviews in May and November

During Semi-Annual Index Reviews, the Parent Index is reviewed under the guidelines of the MSCI Global Investable Market Indexes methodology, which is available at http://www.msci.com/index-methodology. Changes in the Parent Index during Semi-Annual Index Reviews may impact the Index as follows:

➢	existing Index Constituent Securities that are deleted from the Parent Index are deleted from the Index;

➢	eligible equity REIT securities that are not currently Index Constituent Securities that are added to the Parent Index are added to the Index;

➢	changes in the FIFs and Number of Shares for securities of the Parent Index are also applied to Index Constituent Securities; and

➢

When a change in GICS® for an existing constituent of the Parent Index to one of the eligible REIT Sub-Industries described above under “— REIT Criteria” is announced, then provided that the date of such announcement is before the implementation date of the next Index Review, such constituent may be considered for inclusion in the Index at such Index Review.

During Semi-Annual Reviews in May and November, the Equity Universe is refreshed and updated for new equity securities, the Market Investable Equity Universe is updated and new securities are tested against the liquidity requirements and the updated Market Size-Segment Cutoff. FIFs are also reviewed and updated, as are changes in a security’s Number of Shares.

The information in this section is intended to be a summary of the Semi-Annual Index Reviews that are conducted with respect to the Index and the Parent Index and is not a complete description. For a detailed explanation of methodology underlying the Index and the Parent Index and other information about how the Index and the Parent Index are maintained, see the “MSCI Global Investable Market Indexes Methodology”, which is available at http://www.msci.com/index-methodology.

The MSCI US REIT Index

Quarterly Index Reviews in February and August

During Quarterly Index Reviews, the Parent Index is reviewed under the guidelines of the MSCI Global Investable Market Indexes methodology, which is available at http://www.msci.com/index-methodology. Changes in the Parent Index during Quarterly Index Reviews may impact the Index as follows:

➢	existing Index Constituent Securities that are deleted from the Parent Index are deleted from the Index;

➢	eligible equity REIT securities that are not currently Index Constituent Securities that are added to the Parent Index are added to the Index;

➢	changes in the FIFs and number of shares for securities of the Parent Index are also applied to Index Constituent Securities; and

➢

When a change in GICS for an existing constituent of the Parent Index to one of the eligible REIT Sub-Industries described above under “— REIT Criteria” is announced, then provided that the date of such announcement is before the implementation date of the next Index Review, such constituent may be considered for inclusion in the Index at such Index Review.

During Quarterly Index Reviews in February and August, for any constituents that would potentially be removed from or added to the Parent Index due to migration to or from other MSCI indices, the Global Minimum Size Reference and Global Minimum Size Range are updated, the Market Size-Segment Cutoff is reassessed, and companies are assessed for conformity with Size-Segment Investability Requirements.

In addition, securities that are currently not constituents of the Parent Index and that meet the investability screens described above under “— Selection of the Index Constituent Securities” are added to the Parent Index if they also have (1) a full market capitalization that exceeds 1.8 times the Interim Market Size-Segment Cutoff and (2) a free float-adjusted market capitalization that exceeds 1.8 times one-half the Interim Market Size-Segment Cutoff. Current constituents of the Parent Index may also be removed or rebalanced if they fail to meet minimum liquidity requirements. During a Quarterly Index Review, FIFs are also reviewed and updated, as are changes in a security’s Number of Shares.

The information in this section is intended to be a summary of the Quarterly Index Reviews that are conducted with respect to the Index and the Parent Index and is not a complete description. For a detailed explanation of methodology underlying the Index and the Parent Index and other information about how the Index and the Parent Index are maintained, see the “MSCI Global Investable Market Indexes Methodology”, which is available at http://www.msci.com/index-methodology.

Trading Suspensions During Index Reviews

The Index Sponsor will postpone the implementation of Index Review changes for the Index Constituent Securities when the affected Index Constituent Securities are suspended on the day prior to the effective implementation date of the Index Review. The postponed Index Review changes will be implemented two days after the applicable Index Constituent Securities resume trading.

Market Closures during Index Reviews

For both Quarterly Index Reviews and Semi-Annual Index Reviews, the following principles apply in case of market closures on the day of implementation.

Market Closures Due to Scheduled Stock Market Holidays

When a given stock market is closed on the scheduled implementation date due to stock market holiday, the change will be effective on the next business day, using the price of the previous business day’s close.

The MSCI US REIT Index

The Index Sponsor will change the implementation date for Index Reviews if markets cumulatively constituting more than 20% of the MSCI All Country World Index market capitalization are expected to be either closed or experience low liquidity on that day.

Unexpected Full Trading Day Market Closures

In the event that the New York Stock Exchange, NASDAQ, NYSE MKT or NYSE Arca fails to open for trading and remains closed for the entire trading day on the implementation date of the review due to an unexpected market closure, the Index Sponsor will postpone the implementation of the changes in FIF and Number of Shares with a combined impact on the Parent Index of at least 50 basis points, resulting from the Semi-Annual or Quarterly Index Review of Parent Index. The Index Sponsor will implement the above changes as a result of the Semi-Annual or Quarterly Index Review as of the close of the first business day (Monday to Friday) that the specific market reopens for trading and closing prices are available. In the event of unexpected closures of stock markets in more than one country, the Index Sponsor will evaluate the situation and may apply a different policy.

Unexpected Market Closures of Less than Full Trading Day

Trading suspensions of less than one full trading day will not trigger any postponement of the implementation of the Semi-Annual or Quarterly Index Review.

Market Outage During Trading Day

In the event that a market is affected by an outage during the trading day on the effective implementation date, the Index Sponsor will determine its pricing policy on a case-by-case basis. In making its decision, the Index Sponsor will take into consideration a number of factors, including the time and duration of the outage, information on the outage provided by the specific stock exchange, and other relevant market information.

The Index Sponsor will communicate all decisions taken with respect to market outages during the day through the regular client communication channels as well as via Reuters (Pages MSCIA and following) and Bloomberg (MSCN).

Ongoing Event-Related Changes

The Parent Index is updated to reflect ongoing event-related changes in accordance with the MSCI Global Investable Market Indexes methodology. Ongoing event-related changes in the Parent Index are reflected in the Index at the time of the implementation of the event in the Parent Index:

➢	Existing constituents of the Index that are deleted from the Parent Index due to corporate events are deleted from the Index;

➢	Eligible equity REIT securities that are not currently constituents of the Index that are added to the Parent Index due to corporate events are added to the Index; and

➢	Changes in the FIF and Number of Shares for securities of the Parent Index due to corporate events are also applied to the Index Constituent Securities.

The information in this section is intended to be a summary of the Ongoing Event-Related Changes made to the Index and the Parent Index and is not a complete description. For a detailed explanation of methodology underlying the Index and the Parent Index and other information about how the Index and the Parent Index are maintained, see the “MSCI Global Investable Market Indexes Methodology”, which is available at http://www.msci.com/index-methodology.

The MSCI US REIT Index

Historical Data

The base value of the Index is 793.1044 as of June 10, 2005. The Index was first calculated on June 20, 2005 (the “Index Commencement Date”) and closed at a level of 824.1539 on such day.

Announcement Policy

In line with the GICS methodology, the changes to the Index are typically announced at least ten (10) business days prior to these changes becoming effective in the indexes as “expected” announcements, or as “undetermined” announcements, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two (2) business days prior to events becoming effective in the Index provided that all necessary public information concerning the event is available. In case a “confirmed” announcement needs to be amended, MSCI sends a “correction” announcement with a descriptive text announcement to provide details about the changes made.

Market Disruption Events

A “Market Disruption Event” occurs if:

1.	there is a market closure or an Index Constituent Security does not trade on a specific day or for a specific period, in which case the Index Sponsor will carry forward the previous day’s prices (or latest available closing prices) to calculate the Index;

2.	there is a market outage, in which case the Index Sponsor will use the prices provided up to the point of the outage by the applicable market for calculation of the Index on that day, unless the Index Sponsor determines that another price is more appropriate based on the circumstances.

Historical and Estimated Historical Performance

The estimated historical information for the period from the Base Date, June 10, 2005, to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on the Base Date using the methodology described above. The level of the Index is deemed to have been 793.1044 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the period from and after the Index Commencement Date is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The MSCI US REIT Index

The table below shows the historical performance of the Index and the total return version of the Index from the Index Commencement Date through May 1, 2015 and the estimated historical performance of the Index and the total return version of the Index from June 10, 2005 to the Index Commencement Date.

Historical and Estimated Historical Results for the

period from June 10, 2005 through May 1, 2015

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2005 (6/10/05 through 12/31/05)	837.68	5.62%	862.89	7.41%
2006	1090.63	30.20%	1172.83	35.92%
2007	870.64	-20.17%	975.61	-16.82%
2008	509.21	-41.51%	605.17	-37.97%
2009	616.00	20.97%	778.31	28.61%
2010	760.96	23.53%	999.96	28.48%
2011	796.76	4.70%	1086.88	8.69%
2012	904.79	13.56%	1279.97	17.77%
2013	892.21	-1.39%	1311.60	2.47%
2014	1117.77	25.28%	1710.06	30.38%
2015 (through 5/1/15)	1099.82	-1.61%	1699.09	-0.64%

Historical or estimated historical results are not indicative of future results.

The table below shows the historical and estimated historical performance of the total return version of the Index from June 10, 2005 through May 1, 2015 in comparison with the total return versions of the S&P 500® Index and the Dow Jones Equity All REIT Index.

	Index	S&P 500® Index	Dow Jones Equity All REIT Index
Total Return	111.49%	116.55%	110.78%
Annualized Return	7.87%	8.12%	7.83%

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of May 1, 2015, and is furnished as a matter of information only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

The MSCI US REIT Index

The graph below is based on the total return versions of the Index, the S&P 500® Index and the Dow Jones Equity All REIT Index.

License Agreement

MSCI and UBS have entered into a license agreement providing for the license to UBS, in exchange for a fee, of the right to use the Index and certain trademarks in connection with the issuing, writing, trading, marketing and promoting of the Securities.

The license agreement between MSCI and UBS provides that the following language must be set forth in this pricing supplement, which language refers to information provided by MSCI (including the Index methodology and the historical performance of the Index):

Source: MSCI Inc. The MSCI information may only be used for your internal use, may not be reproduced or redisseminated in any form and may not be used as a basis for or a component of any financial instruments or products or indices. None of the MSCI information is intended to constitute investment advice or a recommendation to make (or refrain from making) any kind of investment decision and may not be relied on as such. Historical data and analysis should not be taken as an indication or guarantee of any future performance analysis, forecast or prediction. The MSCI information is provided on an “as is” basis and the user of this information assumes the entire risk of any use made of this information. MSCI, each of its affiliates and each other person involved in or related to compiling, computing or creating any MSCI information (collectively, the “MSCI Parties”) expressly disclaims all warranties (including, without limitation, any warranties of originality, accuracy, completeness, timeliness, non-infringement, merchantability and fitness for a particular purpose) with respect to this information. Without limiting any of the foregoing, in no event shall any MSCI Party have any liability for any direct, indirect, special, incidental, punitive, consequential (including, without limitation, lost profits) or any other damages. The product(s) referred to herein are not sponsored, endorsed, issued, sold or promoted by MSCI. (www.msci.com).

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that are included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat such amounts in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that give rise to long-term capital gain which, in the case of non-corporate taxpayers, is currently subject to tax at rates more favorable than the rates applicable to ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of the Securities. Under that treatment (subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code.    It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a derivative contract of the type represented by the Securities should be treated as a forward contract for this purpose. In addition, a pass-thru entity includes any United States REIT, and

Material U.S. Federal Income Tax Consequences

therefore each of the current Index Constituents is treated as a pass-thru entity for this purpose. However, and as further discussed below, it is not entirely clear how Section 1260 of the Code applies in the case of an index that is comprised in whole or in part of pass-thru entities, like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities will be recharacterized as ordinary income (and you will be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain with respect to the Index Constituent Securities should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange, redemption or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Constituent Securities on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, it is unclear whether the Excess Gain Amount should be based on the aggregate Excess Gain Amounts for all the Index Constituent Securities or whether the Excess Gain Amount should be determined separately for each Index Constituent Security. Under the latter approach, it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Fees and Redemption Fee, if applicable, with respect to the Securities.

Whether the Excess Gain Amount with respect to your investment in the Securities will be positive will depend on a number of factors that we cannot predict. In particular, the Index is scheduled to be rebalanced periodically. Accordingly, had a holder of the Securities instead purchased the Index Constituent Securities, such holder may have recognized short-term capital gain upon the rebalancing of such holder’s portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

It is possible that any Excess Gain Amount that you otherwise would recognize in respect of your Securities pursuant to the preceding paragraph will be offset by long-term capital gain dividends that may be paid on the Index Constituent Securities during the term of your Securities, because the Coupon Amounts attributable to such dividends will be treated as ordinary income.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate by clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required

Material U.S. Federal Income Tax Consequences

to treat the entire gain that you recognize upon the sale, exchange, redemption or maturity of the Securities as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of the constructive ownership rules of Section 1260 of the Code to the Securities is unclear, you are strongly urged to consult your tax advisor regarding the possible application of such rules to your investment in the Securities.

Alternative Treatments.    For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-51 of the accompanying product supplement.

Non-United States Holders.    If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-54 of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to payments of the Coupon Amount, the Stub Reference Distribution Amount, if any, and any amount that the non-United States holder receives upon the sale or exchange of its Securities that is attributable to such amounts.

If you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, then you may be subject to a “FIRPTA tax” under Section 897 of the Code if any of the Index Constituent Securities are treated as a “United States real property interest” (“USRPI”) within the meaning of Section 897 of the Code. If the Securities are so treated, (i) all or a portion of any gain that you recognize upon the sale, exchange or maturity of your Securities would be deemed to be “effectively connected income,” that would generally be subject to tax in the manner described above with respect to U.S. holders and may be subject to an additional branch profits tax, and (ii) amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding tax. We will not attempt to ascertain whether any component of the Index would be treated as a USRPI. You should refer to information filed with the SEC with respect to each Index component and consult your tax advisor regarding the possible consequences to you, if any, if any component of the Index is or becomes a USRPI. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a USRPI.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by a non-United States holder. According to a notice issued by the IRS on March 4, 2014, the IRS intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized (the “grandfather date”). Accordingly, subject to the discussion in the paragraph below, we anticipate that non-United States holder of the Securities generally will not be subject to tax under Section 871(m) of the Code.

It is possible that your Securities could be deemed to be wholly or partially reissued for tax purposes each time the Index rebalances. As discussed above, “dividend equivalent” payments made on “specified ELIs” that are issued after the “grandfather date” referenced above may be subject to U.S. federal withholding tax under Section 871(m) of the Code. In addition, the Securities may be treated as “specified ELIs” for this purpose. It is therefore possible that a holder that acquires Securities before the

Material U.S. Federal Income Tax Consequences

“grandfather date” (such as an initial purchaser of the Securities) could nevertheless be subject to the Section 871(m) withholding tax in the future if the Index is rebalanced after the “grandfather date” and the Securities are deemed to be wholly or partially reissued for U.S. federal income tax purposes upon such rebalancing. Similarly, the Foreign Account Tax Compliance Act (“FATCA”) could impose a 30% withholding tax on certain payments made to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements. While the Securities should initially be “grandfathered” from FATCA withholding, new Securities that a holder is deemed to receive after a deemed reissuance may not have “grandfathered” status and could therefore be subject to FATCA withholding. We will not pay any additional amounts if we determine to impose Section 871(m) withholding or FATCA withholding with respect to your Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90274R100

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                    ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due May 5, 2045, CUSIP No. 90274R100, redeemable for a cash amount based on the performance of the MSCI US REIT Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]
Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-6
The MSCI US REIT Index	PS-12
Material U.S. Federal Income Tax Consequences	PS-24
Supplemental Plan of Distribution	PS-28
Conflicts of Interest	PS-29
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Valuation of the Index and the Securities	S-30
General Terms of the Securities	S-32
Use of Proceeds and Hedging	S-49
Material U.S. Federal Income Tax Consequences	S-50
Benefit Plan Investor Considerations	S-56
Supplemental Plan of Distribution	S-58
Conflicts of Interest	S-58
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$100,000,000 ETRACS

Monthly Pay 2×Leveraged

MSCI US REIT ETN due

May 5, 2045

Pricing Supplement dated May 5, 2015

(To Product Supplement dated November 14, 2014 and

Prospectus dated November 14, 2014)

UBS Investment Bank